Exhibit 4.1

NEITHER THIS CONVERTIBLE PROMISSORY NOTE NOR THE SECURITIES THAT MAY BE ACQUIRED PURSUANT TO THIS CONVERTIBLE PROMISSORY NOTE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

CONDUIT PHARMACEUTICALS INC.

CONVERTIBLE PROMISSORY NOTE

Dated: November 25, 2024 (the “Issuance Date”)

FOR VALUE RECEIVED, Conduit Pharmaceuticals Inc., a company organized under the laws of the State of Delaware (“Maker” or the “Company”), promises to pay to A.G.P./Alliance Global Partners (“Holder”), or its registered assigns, in lawful money of the United States of America (i) the sum of five million, seven hundred and thirty seven thousand and five hundred dollars ($5,737,500) (the “Principal Amount”); and (ii) interest accrued on the unpaid Principal Amount in accordance with Section 2. All Obligations (as defined below) under this convertible promissory note (the “Note”) shall be due and payable on (a) the Maturity Date (as defined below) of this Note; or (b) when, upon or after the occurrence and during the continuance of an Event of Default (as defined below), such amounts are declared due and payable by Holder or made automatically due and payable in accordance with the terms hereof. Notwithstanding anything else to the contrary in the Note, the Principal Amount shall be reduced on a dollar for dollar basis based on all net cash proceeds actually received by the Holder based on the Holder’s sale of the Company’s common stock. Maker and Holder may be individually referred to herein as a “Party” or collectively as the “Parties”.

1. Definitions.

(a)	Preamble and Recitals: The terms defined above are incorporated herein.

(b)	For purposes of this Note, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa):

i.	“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

ii.	“Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are permitted or obligated by applicable law to remain closed.

iii.	“Common Stock” means the Company’s Common Stock, par value $0.0001 per share.

iv.	“Conversion Price” means as of the date a conversion notice is delivered pursuant to Section 8(a) or other date of determination, $0.10 (or following any reverse splits that may occur in a ratio greater than 10 to 1, the lower of such reverse split price and the market price per share as of the date immediately preceding the delivery of such conversion notice, but in no event less than $1.00), subject to adjustment as provided herein and to take into account any future share splits or reverse splits to maintain the economic equivalence of the conversion rights as of the date of this Note.

v.	“Event of Default” shall have the meaning set forth in Section 5.

vi.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

vii.	“Holder Optional Conversion Amount” shall have the meaning set forth in Section 8(a).

viii.	“Maturity Date” means November 25, 2025.

ix.	“Note Obligations” means, as of the date of measurement, the Company’s obligation to pay the aggregate sum of (i) the outstanding unpaid Principal Amount of this Note; (ii) all accrued and unpaid interest thereon calculated in accordance with Section 2; and (iii) any other amounts payable hereunder with respect to this Note.

x.	“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

xi.	“Principal Market” means the Nasdaq Global Market, or such other principal exchange as the Company’s shares of Common Stock may trade.

xii.	“Securities” means this Note and, as applicable, the shares of Common Stock issuable upon conversion of the Note.

xiii.	“Securities Act” means the U.S. Securities Act of 1933, as amended.

xiv.	“Trading Day” means a day on which the Principal Market is open for trading.

2. Interest. Interest on the outstanding portion of the Principal Amount shall accrue at a rate equal to 5.5% per annum.

3. Payment. Unless otherwise earlier converted pursuant to Section 8, the Principal Amount plus all accrued but unpaid interest shall be due and payable to Holder on the Maturity Date.

4. Prepayment. Upon notice to Holder, Maker may prepay this Note in whole or in part, provided that any such prepayment will be applied first to the payment of costs and expenses due under this Note, second to interest accrued on this Note and third, if the amount of prepayment exceeds the amount of all such costs, expenses and accrued interest, to the payment of the Principal Amount of this Note.

5. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note:

(a)	Failure to Pay. Maker shall fail to pay when due any principal or interest payment on the due date hereunder or any other amount payable hereunder when due, whether at maturity or otherwise; or

(b)	Voluntary Bankruptcy or Insolvency Proceedings. Maker shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property; (ii) admit in writing its inability, to pay its debts generally as they mature; (iii) make a general assignment for the benefit of its or any of its creditors; (iv) be dissolved or liquidated; or (v) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(c)	Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of Maker or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to Maker or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 60 days of commencement; or

(d)	Agreements. Maker shall fail to perform or observe in all material respects any of its covenants or agreements in this Note or the other documents entered into between Maker and Holder and such failure shall continue for five (5) days after Maker obtaining knowledge of such failure or receipt by Maker from Holder of a written notice of such failure; or

(e)	Cross-Default. An event of default (or any other event which with the passage of time or the giving or notice or both would become an event of default) occurs under any other indebtedness of Maker; or

(f)	Repudiation of Note. Maker shall provide at any time notice to the Holder, including by way of public announcement, of the Maker’s intention to not honor any provision of this Note (including requests for conversions of this Note in accordance with the terms hereof); or

(g)	Corporate Authorization. Maker or any subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the actions described in any of the clauses above or takes any corporate or other action to authorize or otherwise for the purpose of effecting any such action; or

(h)	Judgment. Any monetary judgment, writ or similar final process shall be entered or filed against the Maker or any of its subsidiaries or any of their assets and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of forty-five (45) calendar days; or

(i)	Levy or Lien. The occurrence of any levy upon or seizure or attachment of or lien upon any asset of any Maker or any subsidiary thereof and any such levy, seizure or attachment shall not be set aside, bonded or discharged within thirty (30) days after the date; or

(j)	Breach of Representations or Covenants. The Maker shall have breached any representation or warranty contained in this Note or shall fail to perform or observe any other material term, covenant or agreement contained herein on its part to be performed or observed.

6. Rights of Holder upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 5(b) or 5(c)) and at any time thereafter during the continuance of such Event of Default, all outstanding Note Obligations payable by Maker hereunder shall become immediately due and payable upon election of the Holder without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 5(b) and 5(c), immediately and without notice, all outstanding Note Obligations payable by Maker hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Holder may exercise any other right power or remedy granted to it by this Note or otherwise permitted to it by applicable law, either by suit in equity or by action at law, or both.

7. Payment.

(a)	Payment. The Maker shall pay to the Holder the Outstanding Principal Amount, plus all accrued but unpaid interest thereon, on the Maturity Dates

(b)	Ownership Cap. Notwithstanding anything to the contrary contained herein, the Holder shall not be entitled to receive shares of Common Stock upon conversion of this Note to the extent (but only to the extent) that such exercise or receipt would cause the Holder Group (as defined below) to become, directly or indirectly, a “beneficial owner” (within the meaning of Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) of a number of a number of shares of Common Stock which exceeds the Maximum Percentage (as defined below) of the shares of Common Stock that are outstanding at such time. Any purported delivery of shares of Common Stock in connection with the conversion of this Note prior to the termination of this restriction in accordance herewith shall be void and have no effect to the extent (but only to the extent) that such delivery would result in the Holder Group becoming the beneficial owner of more than the Maximum Percentage of shares of Common Stock that are outstanding at such time. If any delivery of Common Stock owed to the Holder following conversion of this Note is not made, in whole or in part, as a result of this limitation, the Company’s obligation to make such delivery shall not be extinguished and the Company shall deliver shares of Common Stock as promptly as practicable after the Holder gives notice to the Company that such delivery would not result in such limitation being triggered or upon termination of the restriction in accordance with the terms hereof. To the extent limitations contained in this Section 7(c) apply, the determination of whether this Note is convertible and of which portion of this Note is convertible shall be the sole responsibility and in the sole determination of the Holder, and the submission of a notice of conversion shall be deemed to constitute the Holder’s determination that the issuance of the full number of Conversion Shares requested in the notice of conversion is permitted hereunder, and the Company shall be entitled to rely on the representations and other information set forth in any Conversion Notice and shall not have any obligation to verify or confirm the accuracy of such determination. For purposes of this Section 7(b), (i) the term “Maximum Percentage” shall mean 4.99%; provided, that if at any time after the date hereof the Holder Group beneficially owns in excess of 4.99% of the outstanding shares of Common Stock, then the Maximum Percentage shall automatically increase to 9.99% so long as the Holder Group owns in excess of 4.99% of the outstanding shares of Common Stock (and shall, for the avoidance of doubt, automatically decrease to 4.99% upon the Holder Group ceasing to own in excess of 4.99% of the outstanding shares of Common Stock); and (ii) the term “Holder Group” shall mean the Holder plus any other Person with which the Holder is considered to be part of a group under Section 13 of the Exchange Act or with which the Holder otherwise files reports under Sections 13 and/or 16 of the Exchange Act. In determining the number of shares of Common Stock outstanding at any point in time, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (x) the Company’s most recent annual or quarterly reports filed with the Securities and Exchange Commission, as the case may be, (y) a more recent public announcement by the Company or (z) a more recent notice by the Company or its transfer agent to the Holder setting forth the number of shares of Common Stock then outstanding. For any reason at any time, upon written or oral request of the Holder, the Company shall, within one (1) Business Day of such request, confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. The provisions of this Section 7(b) shall be construed, corrected and implemented in a manner so as to effectuate the intended beneficial ownership limitation herein contained.

8. Conversion.

(a)	Holder’s Optional Conversion. At any time following the date there are a sufficient number of shares of Common Stock reserved for issuance to provide for the maximum number of shares of Common Stock issuable upon conversion of this Note and prior to the payment of the Note Obligations in full, Holder, in its sole discretion and upon no less than three (3) business days written notice to Maker, may elect to have all or any portion of the outstanding Principal Amount and all interest accrued with respect to such outstanding portion of the Principal Amount through the date that the Holder notifies in writing Maker of its intent to convert pursuant to this Section 8(a) (such Principal Amount and accrued interest, the “Holder Optional Conversion Amount”) converted into that number of shares of Common Stock equal to the quotient of (a) the Holder Optional Conversion Amount divided by (b) the Conversion Price (the “Holder’s Conversion Rights”). Notwithstanding the foregoing, upon written notice by Holder of the intent to convert, Maker may instead elect to pay all of the Note Obligations in full.

(b)	Surrender of Note. Promptly after a conversion of all amounts due under this Note pursuant to this Section 8, but in no event more than five (5) Business Days thereafter, Holder shall deliver the original of this Note (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to Maker whereby the Holder agrees to indemnify Maker from any loss incurred by it in connection with this Note arising out of any claims that the Original Note was not lost, stolen or destroyed); provided, however, that upon Maker’s issuance of all amounts and/or shares of Common Stock required under Section 8(a), this Note shall be deemed converted and of no further force and effect, whether or not it is delivered for cancellation as set forth in this Section 8(c).

(c)	Reservation of Common Stock. Maker covenants that all of the shares of Common Stock that shall be so issued shall be at the time of such conversion and issuance, duly authorized, validly issued, fully paid, and non-assessable by Maker, not subject to any preemptive rights, and free from any taxes, liens, and charges with respect to the issue thereof. Maker has not reserved for issuance from its duly authorized capital stock the maximum number of shares of Common Stock issuable upon conversion of this Note. Maker shall, as soon as practicable, undertake such actions as may be necessary to have a sufficient number of shares of Common Stock reserved for issuance to provide for the maximum number of shares of Common Stock issuable upon conversion of this Note. Maker shall take all such action as may be necessary to ensure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation.

(d)	Fractional Securities. No fractional shares of Common Stock shall be issued upon conversion of this Note. In lieu of Maker issuing any fractional shares of Common Stock to Holder upon the conversion of this Note, Maker shall round up to the nearest whole share.

(e)	Issuance Taxes. The issuance of shares of Common Stock upon conversion of all or any portion of the outstanding Note Obligations in accordance with this Section 8 shall be made without charge to Holder for any issuance tax in respect thereof.

(f)	Conversion Limitation. Notwithstanding any other provision contained in this Note, the conversion of this Note may not occur prior to receipt of stockholder approval to provide for such conversion of this Note, and subsequent issuance of Common Stock, pursuant to the stockholder approval rules of the rules and regulations of the Nasdaq Stock Market. Holder.

9. Representations and Warranties. The Maker hereby represents and warrants as of the date of this Note, as follows:

9.1 Existence. The Maker is a company organized, validly existing and in good standing under the laws of the State of Delaware.

9.2 Power and Authority. The Maker has the power and authority, and the legal right, to execute and deliver this Note and to perform its obligations hereunder.

9.3 Authorization; Execution; and Delivery. The execution and delivery of this Note by the Maker and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate action in accordance with all applicable laws. The Maker has duly executed and delivered this Note.

9.4 Enforceability. The Note is a valid, legal, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

9.5 No Approvals. No consent or authorization of, filing with, notice to or other act by, or in respect of, any governmental authority or any other person is required in order for the Maker to execute, deliver, or perform any of its obligations under this Note.

9.6 No Violations. The execution and delivery of this Note and the consummation by the Maker of the transactions contemplated hereby and thereby do not and will not (a) violate any provision of the Maker’s organizational documents; (b) violate any law or order applicable to the Maker or by which any of its properties or assets may be bound; or (c) constitute a default under any material agreement or contract by which the Maker may be bound.

10. Registration Rights. All shares of Common Stock issuable upon a conversion pursuant to Section 8(a) shall have the benefit of registration rights on the terms set forth as follows:

10.1 Defined Terms. For purposes of this Section 10, the following capitalized terms are defined as follows:

(a) the term “Resale Registration Statement” shall mean a registration statement on Form S-3 (or, if Form S-3 is not then available to the Maker, on such other form as is then available to the Maker) to register for resale the Registrable Shares required to be filed by Section 10.1(b) below, and shall include any preliminary prospectus, final prospectus, exhibit or amendment included in or relating to such registration statements;

(b) the term “Registrable Shares” means the Shares; provided, however, that the Shares shall cease to be a Registrable Share upon the earliest to occur of the following: (i) a Resale Registration Statement registering such security under the Securities Act has been declared or becomes effective and such security has been sold or otherwise transferred by the Holder pursuant to and in a manner contemplated by such effective Resale Registration Statement; (ii) such security is sold pursuant to Rule 144 under circumstances in which any legend borne by such security relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed by the Maker; (iii) the first date such security is eligible to be sold pursuant to Rule 144 without any limitation as to volume of sales, holding period and without Holder complying with any method of sale requirements or notice requirements under Rule 144; or (iv) such security shall cease to be outstanding following its issuance; and

(c) the term “Effectiveness Deadline” means the 30th day following the Filing Date (or, in the event the United States Securities and Exchange Commission (the “SEC”) reviews or has written or verbal comments to the Resale Registration Statement, the 60th day following the Filing Date); provided, however, that in the event the Company is notified by the SEC that the Resale Registration Statement will not be reviewed or is no longer subject to further review and comments, the Effectiveness Deadline shall be no later than the fifth (5th) business day following the date of such notification.

10.2. Registration Procedures. Provided that the Company is qualified for the use of a Resale Registration Statement, the Maker shall file within 15 days of the date that there are sufficient authorized shares to permit the full conversion of this Note (the “Filing Deadline”)) a Resale Registration Statement providing for the registration of, and the sale on a continuous or delayed basis of, all Registrable Shares then held by the Holder pursuant to Rule 415 under the Securities Act. Upon filing the Resale Registration Statement, the Maker shall use its best efforts to cause such Resale Registration Statement to be declared effective by the Effectiveness Deadline, keep such Resale Registration Statement effective with the SEC at all times, re-file such Resale Registration Statement upon its expiration, and cooperate in any amendment or supplementation of the prospectus related to the Resale Registration Statement as may be reasonably requested by the Maker or as otherwise required, until such time as all Registrable Shares that could be sold under the Resale Registration Statement have been sold or are no longer outstanding.

10.3. Rule 415; Cutback. If the SEC prevents the Maker from including any or all of the Registrable Shares in a Resale Registration Statement due to limitations on the use of Rule 415 under the Securities Act or requires the Holder to be named as an “underwriter,” the Maker shall use its commercially reasonable efforts to persuade, consistent with applicable law, the SEC that the offering contemplated by the Resale Registration Statement is a valid secondary offering and not an offering “by or on behalf of the registrant” as described in Rule 415 and that the Holder is not an “underwriter.” In the event that, despite the Maker’s commercially reasonable efforts and compliance with the terms of this Section 10.3, the SEC refuses to alter its position, the Maker shall (i) remove from the Resale Registration Statement only such portion of the Registrable Shares (the “Cut Back Shares”) and/or (ii) agree to such restrictions and limitations on the registration and resale of the Registrable Shares, in each of (i) and (ii), as the SEC requires to assure the Maker’s compliance with the requirements of Rule 415 (collectively, the “SEC Restrictions”); provided, however, that the Maker shall not agree to name the Holder as an “underwriter” in such Resale Registration Statement without the prior written consent of the Holder. The Holder acknowledges that it shall not have suffered any losses as to any Cut Back Shares until the date that is five (5) trading days following the date that the Maker is eligible to bring effective the registration of such Cut Back Shares in accordance with any SEC Restrictions (such date, the “Restriction Termination Date” of such Cut Back Shares). From and after the Restriction Termination Date applicable to any Cut Back Shares, all of the provisions of this Section 10 shall again be applicable to such Cut Back Shares; provided, however, that the Filing Deadline for the Resale Registration Statement including such Cut Back Shares shall be ten (10) trading days after such Restriction Termination Date, and the Maker shall use its commercially reasonable efforts to cause such Resale Registration Statement to become effective as promptly as practicable, but in any event, by the Effectiveness Deadline (provided, however, that for purposes of a Resale Registration Statement registering such Cut Back Shares, references to the “Filing Date” contained in the definition of “Effectiveness Deadline” shall instead be to the “Restriction Termination Date”). Any failure by the Maker to file a Resale Registration Statement by the Filing Deadline or to cause such Resale Registration Statement to become effective by the Effectiveness Deadline shall not otherwise relieve the Maker of its obligations to file or cause to become effective the Resale Registration Statements as set forth in this Section 10.

10.4. Prospectus Suspension. The Holder acknowledges that there may be times when the Maker must suspend the use of the prospectus forming a part of the Resale Registration Statement until such time as an amendment to the Resale Registration Statement has been filed by the Maker and declared effective by the SEC, or until such time as the Maker has filed an appropriate report with the SEC pursuant to the Exchange Act. The Holder hereby covenants that it will not sell any Registrable Shares pursuant to said prospectus during the period commencing at the time at which the Maker gives the Holder notice of the suspension of the use of said prospectus and ending at the time the Maker gives the Holder notice that the Holder may thereafter effect sales pursuant to said prospectus; provided, (i) that such suspension periods shall in no event exceed (A) on more than two occasions, a period of more than thirty (30) consecutive trading days or (B) more than an aggregate total of sixty (60) trading days, in each case in any 12 (twelve) month period, and (ii) the Maker’s board of directors has reasonably determined that, in order for such Resale Registration Statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly or annual report under the Exchange Act.

11. Assignment. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned by either Party, whether by operation of law or otherwise, without the other Party’s prior written consent (other than by merger), unless such transfer complies with applicable securities laws. Any purported attempt by a Party to assign this Note or any of the rights, interests or obligations hereunder in violation of this Section 11 shall be null and void. For the avoidance of doubt, the Holder shall not in any event transfer this Note or any of the rights, interests or obligation hereunder to any party without the Maker’s prior written consent.

12. Unsecured Obligation. This Note is an unsecured obligation of the Company.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall be in writing and emailed, mailed or delivered to each party as follows:

(i) if to the Maker, at the following address or email address (or at such other address or email address as the Maker shall have furnished to Holder in writing):

CONDUIT PHARMACEUTICALS INC.

Attention: James Bligh

4581 Tamiami Trail North, Suite 200

Naples, Florida 34103

Email: jb@conduitpharma.com

with a copy (which will not constitute notice) to:

Thompson Hine LLP

Attention: Todd Mason

300 Madison Avenue, 27th Floor

New York, NY 10017

Email: Todd.Mason@thompsonhine.com

(ii) if to Holder, at the following address or email address (or at such other address or email address as Holder shall have furnished to the Maker in writing):

A.G.P./Alliance Global Partners
590 Madison Ave., 28th Floor
New York, NY 10022

Attention:

Email: thiggins@allianceg.com

All such notices and communications will be deemed effectively given the earlier of (i) when received; (ii) when delivered personally; (iii) when emailed (with receipt of appropriate confirmation); (iv) one Business Day after being deposited with an overnight courier service of recognized standing; or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14. Miscellaneous.

(a)	Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Note.

(b)	Severability. If any provision of this Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(c)	Waivers. Maker hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(d)	Costs. Each of the Parties hereto shall pay its own fees, costs and expenses (including the fees of any attorneys, accountants or others engaged by such Party) in connection with this Note and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. If Maker shall default on the payment of any of the Note Obligations, the Maker shall reimburse Holder on demand for its reasonable, documented out-of-pocket costs of collection, including reasonable attorney’s fees and disbursements.

(e)	No Drafting Presumption. The language used in this Note shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(f)	Reservation of Rights. No failure on the part of Holder to exercise, and no delay in exercising, any right, power, privilege or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof by Holder preclude any other or further exercise thereof or the exercise of any other right, power, privilege or remedy of Holder.

(g)	CHOICE OF LAW. THIS NOTE AND ALL ACTIONS, CAUSES OF ACTION OR CLAIMS OF ANY KIND (WHETHER AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS NOTE, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING WITHOUT LIMITATION NEW YORK LAWS RELATING TO APPLICABLE STATUTES OF LIMITATION AND BURDENS OF PROOF, AVAILABLE REMEDIES AND APPLICABLE EVIDENTIARY PRIVILEGES.

(h)	Exclusive Jurisdiction. The courts of the State of New York, in the County of New York shall have exclusive jurisdiction in relation to all matters which may arise out of or in connection with this Note.

(i)	Amendments and Waivers. Any term of this Note may be amended, modified or waived upon the written consent of the Maker and the Holder. No such waiver or consent in any one instance shall be construed to be a continuing waiver or a waiver in any other instance unless it expressly so provides.

(j)	Counterparts. This Note be manually or electronically executed in one or more counterparts (delivery of which may occur via facsimile or electronic transmission, including as an attachment to an electronic mail message in “pdf” or similar format), each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Note shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signature Page Follows.]

IN WITNESS WHEREOF, the undersigned have executed this Note as of the Issuance

Date.	CONDUIT PHARMACEUTICALS INC.

	By:	/s/ James Bligh
	Name:	James Bligh
	Title:	Interim Chief Financial Officer

A.G.P./ALLIANCE GLOBAL PARTNERS

	By:	/s/ Thomas J. Higgins
	Name:	Thomas J. Higgins
	Title:	Managing Director

[Signature Page to AGP Convertible Note]